Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
Any and All Outstanding Shares of Common Stock
of
Vestin Group, Inc.
at
$2.85 Net Per Share
by
Michael V. Shustek
April 5, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We, StockTrans, Inc., have been appointed by Michael V. Shustek to act as the depositary (the “Depositary”) in connection with his offer to purchase any and all outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Vestin Group, Inc., a Delaware corporation (the “Company”), at a price of $2.85 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Mr. Shustek’s Offer to Purchase dated April 5, 2005 and the related Letter of Transmittal (which together constitute the “Offer”).
      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated April 5, 2005;

2. Letter of Transmittal for your use and for the information of your clients, together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 providing information relating to U.S. backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to StockTrans, Inc., the Depositary.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 2, 2005 UNLESS THE OFFER IS EXTENDED IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE.
      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
      The Offer is being made with respect to any and all Shares that Mr. Shustek does not already beneficially own. Mr. Shustek is the Chairman of the Board, President and Chief Executive Officer of the Company.

Mr. Shustek currently owns 2,051,350 Shares, representing approximately 81.1% of the issued and outstanding Shares of the Company.
      The Board of Directors of the Company appointed a Special Committee, comprised solely of disinterested directors, to consider Mr. Shustek’s offer. The Special Committee has unanimously recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.
      If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
      Mr. Shustek will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Mr. Shustek for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
      In order to accept the Offer, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and any other required documents should be sent to the Depositary by 12:00 midnight, New York City time, on Monday, May 2, 2005, unless the Offer is extended in the limited circumstances described in the Offer to Purchase.
      If you have questions with respect to the Offer, you may call Mr. Shustek at (702) 493-2104. If you need additional copies of the enclosed materials, you can call the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

STOCKTRANS, INC.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF MR. SHUSTEK OR THE DEPOSITARY IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.